EXHIBIT 3.80
Articles of Association of
SIG Beverages Germany GmbH
Section 1
Company and Registered Office
(1)	The name of the Company is:
SIG Beverages Germany GmbH
(2)	The Company has its registered office in Waldshut-Tiengen.
Section 2
Purpose of the Business
(1)	The purpose of the business is investment in and management of holding companies which operate in the international plastics and packaging industry and particularly in the beverage packaging industry, and the performance of services vis-à-vis holding companies and other companies.
(2)	The Company can conduct operations of all kinds that directly or indirectly serve the purpose of the Company; in particular it can also acquire existing companies of the same or a similar nature or invest in such operations in any form.
Section 3
Share Capital
(1)	The share capital of the Company amounts to
€50,000.00
(in words: fifty thousand euro).
(2)	SIG Plastics Holding GmbH in Waldshut-Tiengen shall pay a contribution of €50,000.00.
Section 4
(deleted without replacement by shareholder resolution of 19 September 2007)
Section 5
Withdrawal of Shares, Consolidation of Shares
(1)	The withdrawal of shares or portions thereof is permitted if
1.	approval is obtained from the shareholder concerned,

2.	they are the company’s own shares.
(2)	On the request of a shareholder, several shares in his or her possession may be combined into one share if they are fully paid in. The consolidation shall take place by way of shareholder resolution.
Section 6
Management

(1)	The Company has one or several Managing Directors who are appointed and removed by way of shareholder resolution.
(2)	Entering into, amending and terminating employment contracts with Managing Directors is the responsibility of the shareholders or the Shareholders’ Meeting.
(3)	The Managing Directors must conduct the activities of the Company with care and diligence in accordance with the laws and the Articles of Association. They must comply with instructions issued by way of shareholder resolution.
(4)	If there are several Managing Directors, they must inform each other of all transactions that may be significant to the other Managing Directors. They must also discuss the implementation of all major measures.
(5)	If one of the Managing Directors objects to a measure of another Managing Director, the measure must be halted initially. If there are more than two Managing Directors, a Managing Director may request a majority vote of all majority shareholders calculated by way of headcount. If there are only two Managing Directors or a majority vote among the Managing Directors is not reached, a shareholder resolution shall have the final decision on the implementation of the measure if so requested by a Managing Director. The same shall apply to other differences of opinion among the Managing Directors.
(6)	The Managing Directors may also establish rules of procedure by joint agreement and also divide the areas of business among themselves. This does not affect their responsibility for the business operations as a whole. At any time, a shareholder resolution may create rules of procedure or amend the rules of procedure established by the Managing Directors.
(7)	All measures beyond the customary business operations of the Company require the approval of the Shareholders’ Meeting, who shall decide by way of shareholder resolution. The measures requiring approval may be defined more precisely by way of shareholder resolution.
Section 7
Representation
(1)	If there is only one Managing Director, he or she represents the Company alone. If there are several Managing Directors, each represents the Company jointly with one other Managing Director or a Prokurist (authorised signatory).
(2)	By way of shareholder resolution, all or individual Managing Directors can be granted sole right of representation and be exempted from restrictions of section 181 of the Bürgerliches Gesetzbuch (BGB — German Civil Code).
Section 8
Shareholder Resolutions
(1)	The shareholders shall decide on all cases specified by law or by the Articles of Association.
(2)	Shareholder resolutions shall be adopted at meetings. A Shareholders’ Meeting is not required to be held if all shareholders agree in writing to the resolution to be adopted or to the written vote.
(3)	The Managing Directors shall adopt their resolutions with a simple majority of submitted votes unless mandatory legal provisions determine otherwise.
(4)	Every €100.00 of a share confers one vote.
(5)	Insofar as no notarial certification is prescribed, the resolutions adopted shall be recorded in written form and signed by the shareholders present.

Section 9
Convening the Shareholders’ Meeting
(1)	The Shareholders’ Meeting shall be convened in cases determined by law or the Articles of Association and when the interests of the Company require.
(2)	Convening the meeting shall take place — providing details of the meeting agenda — by means of written invitation of a shareholder or through a Managing Director. There must be a period of at least 14 days between the date this notification of convening is received by the shareholder and the date of the meeting.
Section 10
Financial Year, Annual Financial Statements
(1)	The financial year of the Company is the calendar year. The period from 1 October 2008 to 31 December 2008 constitutes an abbreviated financial year.
(2)	The Managing Directors must prepare annual financial statements and a management report in line with the statutory requirements.
(3)	The Company’s annual financial statements and the management report must be audited by an auditor. The auditor shall be determined by means of shareholder resolution.
(4)	The Managing Directors shall present the annual financial statements and the management report as well as the audit report of the auditors on the audit carried out in accordance with Paragraph 3 to the shareholders without undue delay. The annual financial statements shall be approved by means of shareholder resolution.
(5)	If the Company is required to prepare consolidated financial statements and a consolidated management report, Paragraphs 2, 3 and 4 apply accordingly.
Section 11
Appropriation of Net Profit
(1)	The Managing Directors shall decide on the appropriation of net profit. Amounts may be transferred to other revenue reserves or carried forward as profit.
(2)	The amount for distribution shall be distributed among the shareholders proportional to their number of shares.
Section 12
Notices
     If public notices are mandatory, they shall appear in the German Federal Gazette.